Exhibit 19.1

Share Trading Policy

Last Review Date: October 29, 2024

Contents

1         Overview         1

1.1         Purpose         1

1.2         Policy Statement         1

1.3         Definition of Material, Non-Public Information         2

1.4         Persons Subject to this Policy         2

1.5         Roles and Responsibilities         3

1.6         Compliance with Insider Trading Laws         3

1.7         Escalation Procedures         4

2         Definitions         4

3         Additional Procedures         5

3.1         Account Disclosures         5

3.2         Pre-Clearance         5

3.2.1         Trading During the Window Period         5

3.2.2         Restricted Persons and Their Related Persons         6

3.2.3         Awards and Vesting Under Stock-Based Employee Incentive or Saving Schemes         6

3.2.4         Corporate Insiders and Their Related Persons         6

3.2.5         Designated Approvers         7

3.2.6         Approvals/Denials         7

3.3         Additional Restrictions         8

3.3.1         No Hedging or Use of Derivatives         8

3.3.2         No Publicly Traded Options         8

3.3.3         No Short Sales         8

3.3.4         No Margin Accounts or Pledges         8

3.3.5         Standing or Limit Orders         8

3.3.6         No Communication of Material, Non-Public Information         9

3.3.7         Material Non-Public Information of Other Companies         9

3.4         Exchange Act Section 16 Requirements         9

3.5         Rule 10b5-1 Trading Plans         9

3.6         Post-Termination Transactions         11

3.7         Policy Breaches         11

3.8         Further Information         11

1	Overview

1.1	Purpose

This Share Trading Policy (this “Policy”) outlines your responsibilities with respect to your Transactions in the securities of Janus Henderson Group plc (including its subsidiaries, “JHG” or the “Company”) and the handling of material non-public information about JHG. JHG has adopted this Policy to promote compliance with all applicable securities laws that prohibit persons who are aware of material non-public information about JHG from: (i) trading in any securities issued by JHG; or (ii) providing material non-public information to other persons who may trade on the basis of that information.

Janus Henderson Group plc has issued common stock that is publicly traded on the New York Stock Exchange. As a Director, employee, or contractor of JHG, all of your trades in common stock and any other securities issued by Janus Henderson Group plc (“JHG Securities”), as well as trades by your Related Persons, are monitored and must be disclosed and pre-cleared in accordance with this Policy.

You must comply with all of the principles and procedures in this Policy as your failure to do so may result in serious civil and criminal penalties for you and your Related Persons as well as adverse consequences for JHG.

Capitalised terms have the definitions given to them in Section 2 of this Policy.

1.2	Policy Statement

You must:

●	disclose to the Compliance Department all accounts in which you or your Related Persons hold JHG Securities;

●	request pre-clearance before you or your Related Persons trade in JHG Securities; and

●	only trade JHG Securities during a Window Period.

You must not engage in:

●	Transactions in JHG Securities outside of a Window Period if you are a Covered Person;

●	Transactions in JHG Securities (or encourage others to do so) while in possession of “material non-public information” (defined in Section 1.3 of this Policy); or

●	Transactions in JHG Securities that are speculative or short-term in nature, including hedging transactions, publicly-traded options, and short sales.

For additional information on prohibited Transactions in JHG Securities, please refer to Section 3.3 of this Policy.

1.3	Definition of Material, Non-Public Information

Material Information. Information is considered “material” if a reasonable person would consider it important in making their decision to buy, sell, or hold securities. Either good news or bad news may be material. There is no bright-line standard for assessing materiality; rather, materiality is based on all of the facts and circumstances, and is often evaluated by enforcement authorities with the benefit of hindsight. While it is not possible to define all categories of material information, some examples of information that could be regarded as material are:

•          Projections of future earnings or losses, or other earnings guidance;

•          Significant corporate transactions, such as mergers, acquisitions, and purchases or sales of significant assets;

•          Impairments of assets or additions to reserves for contingent liabilities;

•          Changes in JHG’s credit ratings or dividend policy;

•          New equity or debt offerings or other significant financing transactions;

•          Implementation, suspension, or termination of a repurchase program for JHG Securities;

•          Changes in executive management or certain portfolio management personnel;

•          A change in auditors or notification that the auditor’s reports may no longer be relied upon;

•          Important business developments, including material developments related to JHG’s clients or assets under management;

•          Developments in significant litigation or regulatory actions;

•          A significant data security breach or other cybersecurity incident;

•          Impending bankruptcy or the existence of severe liquidity problems; and

•          The imposition of a special blackout on trading in JHG Securities or the securities of another company.

When in doubt as to the materiality of information, do not trade and consult with the Legal Department.

When Information is Considered Public. Information is “non-public” until it has been broadly disclosed to the market (such as by press release or a public filing with an exchange or market regulator) and the investing public has had time to fully absorb the information. As a general rule, information should not be considered fully absorbed by the marketplace until the business day after the day on which the information is released.

You must not communicate material non-public information to anyone else at any time except where such disclosure is made in accordance with JHG’s policies regarding the authorized external disclosure of such information.

1.4	Persons Subject to this Policy

This Policy applies to all Directors, employees, and contractors of JHG and their Related Persons (collectively, “Covered Persons”). Different trading restrictions and procedures apply depending on whether you are classified as a Corporate Insider or a Restricted Person. These terms are defined in Section 2 of this Policy. If you are in doubt about your classification, please contact the Compliance Department.

1.5	Roles and Responsibilities

Although the Compliance Department monitors trading in JHG Securities by Covered Persons and compliance with this Policy, it is your personal responsibility to comply with this Policy and with all applicable insider trading laws. Accordingly, you should make sure your family and household members are aware of the need to confer with you before they trade in JHG Securities, and you should treat all such Transactions for the purposes of this Policy and applicable securities laws concerning trading while in possession of material non-public information as if the Transactions were for your own account.

In all cases, the responsibility for determining whether an individual is in possession of material non-public information rests with that individual, and any action on the part of JHG or any other employee pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws.

The General Counsel (or, in his or her absence, the Chief Financial Officer or the Chief Risk Officer) is authorised to exercise any discretion expressly permitted by this Policy.

Either the Chief Financial Officer or the General Counsel may classify Covered Persons as a “Corporate Insider” or approve changes in any classifications made under this Policy.

1.6	Compliance with Insider Trading Laws

This Policy is intended to assist you in complying with the insider trading and other laws and regulations applicable to Transactions in publicly traded securities in the United States, where JHG Securities are currently listed and traded on the New York Stock Exchange. Further:

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any pre-clearance to trade under this Policy is not an endorsement of the proposed trade, and you are individually responsible for your investment decisions and your compliance with the insider trading laws and regulations that apply to you personally;

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before you or your Related Persons trade in JHG Securities you should consider carefully whether you are in possession of any material non-public information that might preclude you from trading at that time and, if you are in any doubt, you should not trade;

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in seeking pre-clearance to trade in JHG Securities you are required to certify that you are not in possession of any material non-public information that might preclude you from trading at that time; and

●	if you do come into possession of material non-public information after receiving pre-clearance to trade, you must not trade despite having received that pre-clearance.

Compliance with this Policy will not necessarily be a defense under insider trading or other similar laws, whether in the United States or elsewhere.

1.7	Escalation Procedures

You are expected and are strongly encouraged to report any known or suspected violations of this Policy internally. You can report violations via the incident management form within the governance, risk management, and compliance system. Alternatively, you may report violations directly to your manager, the Chief Risk Officer, or the General Counsel. If you feel uncomfortable using any of these avenues, you can also anonymously report violations to our independent hotline provider via the web at https://janushenderson.ethicspoint.com/ or telephone at 844-765-6701 (US), 0808-234-9715 (UK) or + 1-844-765-6701 (Other). Although JHG will not retaliate against anyone for making a good faith report, failure to report violations may lead to appropriate disciplinary action.

2	Definitions

Controlled Entities	Entities that a Covered Person influences or controls, including any corporations, partnerships, or trusts.
Corporate Insider

All Section 16 Insiders, members of the Executive Committee, members of the Strategic Leadership Team, members of the Finance Department, and such other Covered Persons designated by the Chief Financial Officer or General Counsel as a Corporate Insider from time to time.

Covered Person	All Directors, employees, and contractors of JHG and their Related Persons.
Designated Approver	Those persons set out in Section 3.2.5 of this Policy.
Director	Each member of the Janus Henderson Group plc Board of Directors.
Executive Committee	Those employees appointed to the Executive Committee of JHG from time to time.
Executive Officer

Any employee designated by the Board as an “executive officer” in accordance with SEC Rule 3b-7 under the Exchange Act. JHG’s Executive Officers will be named in the Company’s Annual Report on Form 10-K and/or Proxy Statement.

Exchange Act	The Securities Exchange Act of 1934, as amended.
Family Members

Includes (1) family members who reside in the same household as the Covered Person (including such person’s spouse or domestic partner, children, children away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings, and in-laws), (2) anyone else who lives in the Covered Person’s household, and (3) family members who do not live in the Covered Person’s household but whose Transactions in JHG Securities are directed by the Covered Person or are subject to their influence or control, such as parents or children who consult with the Covered Person before they trade in JHG Securities.

JHG Securities

Any JHG securities, including equity securities, debt securities, options over or rights to subscribe for equity or debt securities, and other derivatives or other financial instruments linked to JHG equity or debt securities (e.g., employee stock awards).

Restricted Person	Any Covered Person not classified as a Corporate Insider (as defined above).
Related Person	The Family Members and Controlled Entities of a Covered Person.

SEC	The U.S. Securities and Exchange Commission.
Section 16 Insiders	JHG’s Directors, Executive Officers, and Chief Accounting Officer.
Transactions

This Policy applies to transactions in common stock, preferred stock, bonds and other debt securities, options to purchase common stock, convertible debentures and warrants, as well as derivative securities whether or not issued by JHG, such as exchange-traded put or call options or swaps relating to JHG’s securities. Transactions subject to this Policy also include gifts of JHG securities, which may include gifts to trusts for estate planning purposes, as well as donations to a charitable organization.

See Section 3.3 (Additional Restrictions) and Section 3.6 (Post-Termination Transactions) for further discussion of certain types of securities and transactions.

Window Period

The period generally commencing on the second full trading day following the announcement of JHG’s quarterly earnings and (i) for Corporate Insiders, closing on the 15th of the last month of each calendar quarter and (ii) for all other Restricted Persons, closing on the last day of each calendar quarter. Covered Persons will generally be permitted to trade in JHG Securities only during the Window Period. However, JHG may reduce or close the Window Period for all or individual Covered Persons at any time and will communicate any ad hoc restrictions on trading via the JHG intranet or by email where relevant.

3	Additional Procedures

3.1	Account Disclosures

You must disclose to the Compliance Department all brokerage accounts in which you or your Related Persons hold JHG Securities. Account disclosure procedures are outlined in the Personal Account Dealing Policy (https://portal.myjonline.com/SharedSpace/Policies/Personal%20Code%20of%20Ethics.pdf#).

3.2	Pre-Clearance

3.2.1	Trading During the Window Period

You may only request pre-clearance to trade in JHG Securities during the Window Period. The pre-clearance process applicable to you depends on whether you are classified as a Restricted Person or a Corporate Insider. These terms are defined in Section 2 of this Policy. If you are in doubt about your classification, please contact the Compliance Department.

From time to time, an event may occur that is material to JHG and is known by only a few Directors, Executive Officers and/or employees. The existence of an event-specific blackout will not be announced. If, however, a Covered Person requests permission to trade in JHG Securities during an event-specific blackout, the General Counsel (or his or her designee) will inform the requesting person of the existence of a blackout period, without disclosing the reason for the blackout. Any person made aware of the existence of an event-specific blackout should not disclose the existence of the blackout to any other person.

3.2.2	Restricted Persons and Their Related Persons

Any trading in JHG Securities by or on behalf of a Restricted Person or their Related Persons must be pre-cleared via MyComplianceOffice prior to trading in JHG Securities.

3.2.3	Awards and Vesting Under Stock-Based Employee Incentive or Saving Schemes

Typically, new awards and vesting of existing awards under stock-based employee incentive or saving schemes will not require pre-clearance where no decision to deal in JHG Securities is being made by the employee at the time of the award or vesting.

After an employee's awards have vested, any decisions made by the employee to sell or exercise those JHG Securities (including decisions to sell to cover tax liabilities) will require pre-clearance.

3.2.4	Corporate Insiders and Their Related Persons

Any trading in JHG Securities by or on behalf of a Corporate Insider or their Related Persons must be pre-cleared as follows prior to trading in JHG Securities:

Approval procedure for JHG Board of Directors (including the Chief Executive Officer)
1.	Pre-clearance request submitted by email to your Designated Approver (specified in Section 3.2.5).
2.

Pre-clearance request approved/rejected by the Designated Approver by reply email to you and the Head of Corporate Legal.

Important note: Proposed trades by the Chief Executive Officer must be entered into MyComplianceOffice prior to trading in JHG Securities. The Compliance Department will then route the request via email to the relevant Designated Approver. Once approved or denied, the Compliance Department will notify the CEO via MyComplianceOffice of the outcome of their request.

3.

If approved, you may execute the approved trade by the close of the next business day after you receive approval and email a trade confirmation to the (1) General Counsel and (2) Head of Corporate Legal by the end of the next business day after the trade.

Approval procedure for Executive Officers, Chief Accounting Officer, Executive Committee, and other Corporate Insiders
1.	Pre-clearance request must be entered into MyComplianceOffice. The Compliance Department will then route the request via email to the relevant Designated Approver (specified in Section 3.2.5 below).
2.	Pre-clearance request approved/rejected by the Designated Approver. The Compliance Department will notify the requestor via MyComplianceOffice of the outcome of their request.
3.

If approved, you may execute the approved trade by the close of the next business day after you receive approval. You must also submit your trade confirmation via MyComplianceOffice by the end of the next business day after the trade.

3.2.5	Designated Approvers

Corporate Insider	Designated Approver
Non-Executive Director	General Counsel (or, in his or her absence, the Chief Financial Officer)
Executive Officers, Chief Accounting Officer, and members of the Executive Committee

All except the General Counsel – General Counsel (or, in his or her absence, the Chief Financial Officer)

General Counsel – Chief Financial Officer (or, in his or her absence, the Chief Executive Officer)

Important note: Proposed trades must be entered into MyComplianceOffice prior to trading in JHG Securities. Compliance will then route the request via email to the relevant Designated Approver. Once approved or denied, the Compliance Department will notify the requestor via MyComplianceOffice of the outcome of their request.

Members of the Finance Department (other than the Chief Financial Officer and Chief Accounting Officer)

Chief Financial Officer (or, in his or her absence, the Chief Accounting Officer or General Counsel)

Important note: Proposed trades must be entered into MyComplianceOffice prior to trading in JHG Securities. Compliance will then route the request via email to the relevant Designated Approver. Once approved or denied, the Compliance Department will notify the requestor via MyComplianceOffice of the outcome of their request.

3.2.6	Approvals/Denials

Any request to deal in JHG Securities may be denied at the discretion of the Designated Approver, including if it raises insider trading concerns or other concerns under applicable laws and regulations, to avoid the appearance of insider trading and the significant reputational damage that may cause, or due to other factors such as the existence of certain information or such other circumstances that the Designated Approver, in their absolute discretion, considers relevant.

Note that:

●	approval to trade can be withdrawn if new information comes to light or there is a change in circumstances;

●	the decision to refuse pre-clearance is final and binding on the person seeking the pre-clearance; and

●	if your request is denied, you must keep that information confidential and not disclose it to anyone.

You will usually be notified of approval or denial within two (2) business days of your request. Any approval given will only be valid for two (2) business days. If you do not trade within the time allowed and still wish to do so, then you must reapply for pre-clearance.

3.3	Additional Restrictions

3.3.1	No Hedging or Use of Derivatives

You are prohibited from entering into hedging Transactions designed to offset or reduce the risk of price fluctuations in JHG Securities or any other Transactions that include the use of derivatives (including contracts for difference, spread betting, prepaid variable forward contracts, equity swaps, collars, or exchange funds) in relation to JHG Securities.

3.3.2	No Publicly Traded Options

You may not trade in options, warrants, puts and calls, or similar instruments on JHG Securities. Given the relatively short term of publicly traded options, Transactions in options may create the appearance that a Covered Person is trading based on material non-public information and focus a Covered Person’s attention on short-term performance at the expense of JHG’s long-term objectives.

3.3.3	No Short Sales

You may not engage in short sales of JHG Securities. A short sale has occurred if the seller (i) does not own the securities sold or (ii) does own the securities sold but does not deliver them within 20 days or place them in the mail within five (5) days of the sale. Short sales may reduce a seller’s incentive to seek to improve JHG’s performance and often have the potential to signal to the market that the seller lacks confidence in JHG’s prospects. In addition, Section 16(c) of the Exchange Act prohibits Section 16 Insiders from engaging in short sales of JHG Securities.

3.3.4	No Margin Accounts or Pledges

Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material non-public information or otherwise is not permitted to trade in JHG Securities, you may not hold JHG Securities in a margin account or otherwise pledge JHG Securities as collateral for a loan.

3.3.5	Standing or Limit Orders

Standing and limit orders (except standing and limit orders under approved Rule 10b5-1 Plans, as described in Section 3.6 below) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a Transaction when a director, officer or other employee is in possession of material non-public information. JHG therefore discourages placing standing or limit orders on JHG Securities. If a person subject to this Policy determines that they must use a standing order or limit order, the order should expire in conjunction with their trade pre-clearance approval window (i.e., two (2) business days).

3.3.6	No Communication of Material, Non-Public Information

You are prohibited from communicating material non-public information to persons within JHG whose jobs do not require them to have that information, or to anyone else outside of JHG, including family, friends, business associates, investors, contractors, and consultants, at any time except where such disclosure is made in accordance with JHG’s policies regarding the authorized external disclosure of such information.

3.3.7	Material Non-Public Information of Other Companies

In addition to restricting trading in JHG Securities, this Policy also requires that no Director, Executive Officer, Executive Committee member, or other employee of JHG (or any other person designated as subject to this Policy) who, in the course of working for JHG, learns of material non-public information about a company with which JHG does business, including a client or vendor of JHG, may trade in that company’s securities until the information becomes public or is no longer material.

3.4	Exchange Act Section 16 Requirements

Section 16 of the Exchange Act requires Section 16 Insiders to disgorge to the Company any profit realized from any purchase and sale, or any sale and purchase, of JHG Securities within any six-month period, regardless of the intention of such Section 16 Insider when he or she entered into the Transactions, subject to certain exceptions.

Section 16 also requires Section 16 Insiders to file with the SEC certain information regarding their beneficial ownership of JHG Securities. Generally, Section 16 Insiders must report any change in their direct or indirect interest in JHG Securities to the SEC no later than the end of the second (2nd) business day following the day on which the change occurred. The Legal Department will assist Section 16 Insiders in preparing and filing Section 16 reports, but each individual Section 16 Insider is responsible for the timing and contents of his or her reports.

3.5	Rule 10b5-1 Trading Plans

Rule 10b5-1 under the Exchange Act provides an affirmative defense from insider trading liability under Rule 10b-5. To be eligible to rely on this defense, the Transactions in JHG Securities must occur pursuant to a pre-arranged written trading plan that complies with the requirements of Rule 10b5-1 (a “10b5-1 Plan”). If the plan meets the requirements of Rule 10b5-1 (including specified waiting periods and limitations on multiple overlapping plans and single trade plans), JHG Securities may be purchased or sold without regard to certain insider trading restrictions. Section 16 Insiders should be aware that JHG is required to make quarterly public disclosures regarding all 10b5-1 Plans entered into, amended or terminated by Section 16 Insiders and to include the material terms of such plans, other than pricing information.

The following requirements apply to all 10b5-1 Plans:

●

Prior Approval. Anyone subject to this Policy who wishes to enter into a 10b5-1 Plan must submit the 10b5-1 Plan to the General Counsel and the Head of Corporate Legal for approval at least five (5) business days prior to the planned entry into the 10b5-1 Plan. In addition, prior approval is required for any amendment or early termination of an effective 10b5-1 Plan.

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Entry into a Plan. A Director or employee may enter into a 10b5-1 Plan only at a time when he or she is not in possession of material non-public information regarding JHG or its securities and only during a Window Period and at a time when he or she is not otherwise subject to a blackout period. Each 10b5-1 Plan must include a representation that, as of the date of adoption of the plan, the individual is not aware of any material non-public information about JHG or its securities, and that the plan is being adopted in good faith and not as a part of a plan or scheme to evade the prohibitions of Rule 10b5-1.

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Waiting Period. The waiting periods from the time a 10b5-1 Plan is adopted until the time of the first trade under the plan must comply with requirements of Rule 10b5-1. Under Rule 10b5-1, plans established by Section 16 Insiders must include a waiting period consisting of the later of (i) 90 days after the adoption of the plan, or (ii) the period ending two business days following the disclosure of the Company’s financial results in a Form 10-Q or Form 10-K for the completed fiscal quarter in which the plan was adopted that discloses the Company’s financial results (but in any event, this waiting period is subject to a maximum of 120 days after adoption of the plan). For all other individuals, the waiting period must be at least 30 days from adoption of the plan.

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Duration. Directors and employees are encouraged to design plans with clear instructions that contemplate spreading smaller trades over a longer period of time as opposed to a small number of large trades.

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Multiple Plans. Generally speaking, an individual entering into a 10b5-1 Plan may have only one 10b5-1 Plan in place at any time. An exception to this restriction permits an individual to enter into one later-commencing plan so that the waiting period of the later plan can begin to run while an existing plan is in place. However, if the individual terminates the first plan early, then the exception does not apply and a full waiting period from the time of such termination must occur before Transactions can begin under the later-commencing plan. Lastly, individuals may have an additional plan providing only for eligible sell-to-cover Transactions, where the plan provides for sales of securities as are necessary to satisfy tax withholding obligations arising exclusively from the vesting of a compensatory stock award.

●	Single Transaction Plans. Rule 10b5-1 prohibits more than one plan in any 12-month period that is designed to effect a single Transaction. Single Transaction plans are generally discouraged.

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Trading Suspension. The 10b5-1 Plan must permit the Company to suspend trading under the 10b5-1 Plan for any individual who holds shares subject to an underwriting lockup for the duration of such lockup.

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Amendments. Amendments to 10b5-1 Plans will be permitted only at a time: (i) when the Director or employee is not in possession of material non-public information and (ii) during a Window Period and when he or she is not otherwise subject to a blackout period. Furthermore, any amendment relating to the amount, price, or timing of the purchase or sale of securities will be subject to the same waiting periods as would be applicable to a new plan, as described above.

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Termination. A 10b5-1 Plan may be terminated at any time upon advance approval of the General Counsel. However, terminating a 10b5-1 Plan is strongly discouraged because it may call into question whether the plan was entered into and operated in good faith and not as part of a plan or scheme to evade the insider trading rules, which could affect the availability of the Rule 10b5-1 affirmative defense.

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Outside Trades. Adoption of a 10b5-1 Plan does not preclude trading outside of the plan that otherwise is in accordance with this Policy. However, Directors and employees should be cognizant of the fact that the Rule 10b5-1 affirmative defense will not apply to such trades outside a 10b5-1 Plan. In addition, under Rule 10b5-1, the Director or employee may not have further influence over whether, when, or how the trades under the plan are made once the plan is put in place, and, therefore, their trading outside of the plan must not have direct or indirect influence on the trading instructions under the plan.

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Section 16. Section 16 Insiders should note that the approval or adoption of a 10b5-1 Plan in no way reduces or eliminates such person’s obligations under Section 16 of the Exchange Act, including such person’s disclosure and short-swing trading liabilities thereunder. If any questions arise, such person should consult with their own counsel in implementing a 10b5-1 Plan. In addition, each Section 16 Insider must agree to cooperate with the Company in any reporting of the 10b5-1 Plan in the Company’s SEC filings.

3.6	Post-Termination Transactions

This Policy continues to apply to Transactions in JHG Securities even after a person’s service with JHG is terminated. If a person is in possession of material non-public information when his or her service terminates, that individual may not trade in JHG Securities until that information has become public or is no longer material. Questions or concerns on whether any continuing non-public information remains material should be directed to the General Counsel or the Head of Corporate Legal.

3.7	Policy Breaches

Failure to adhere to any of the requirements outlined above may result in a breach of this Policy. Breaches are taken very seriously by JHG. Any potential violation of the provisions of the Policy will be investigated by the Legal and Compliance Departments or, if necessary, the Ethics and Conflicts Committee. If a determination is made that a violation has occurred, sanctions may be imposed. Sanctions may include, but are not limited to, one or more of the following: A warning letter, profit surrender, personal trading ban, and termination of employment or referral to civil or criminal authorities. Material violations will be reported promptly to the Board of Directors.

3.8	Further Information

If you have any questions or need further information on the principles or procedures set out in this Policy, please contact the Legal Department or the Compliance Department.